Exhibit (d)(2)

Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, NC 27615

January 20, 2015

Valeant Pharmaceuticals International, Inc.

2150 St. Elzéar Blvd. West

Laval, Quebec, Canada H7L 4A8

Attn: J. Michael Pearson

Ladies and Gentlemen:

In connection with your consideration of a potential negotiated transaction between our two companies (the “Possible Transaction”), you have requested and/or may request certain information from us. As a condition to our furnishing such information to you, you hereby agree, as set forth below, to treat confidentially such information and any other information furnished to you on or after the date of this letter agreement by us or by our directors, officers, employees, agents, Affiliates (as defined below) or representatives (collectively, “Representatives”), whether written, oral, electronic or magnetic, together with all analyses, compilations, forecasts, interpretations, summaries, notes, data, studies, or other documents or records prepared by you, or by your Representatives, which contain or otherwise reflect or are generated from, in whole or in part, such information (collectively, the “Evaluation Material”).

You hereby agree that neither you nor any of your Representatives will use the Evaluation Material other than for the purpose described above, and that such information will be kept confidential by you and your Representatives; provided, however, that (i) any of such information may be disclosed to your Representatives who need to know such information for the purpose described above (it being understood that (a) such Representatives shall be informed by you of the confidential nature of such information, and shall be directed by you to treat such information confidentially and not to use it other than for the purpose described above, and to otherwise comply with the terms hereof that are applicable to your Representatives, (b) you shall take commercially reasonable measures to restrain your Representatives from any non- compliance with any provision of this letter agreement applicable to your Representatives, and (c) you shall be responsible for any such non-compliance by any of your Representatives), (ii) any disclosure of such information may be made if we have, in advance, consented to such disclosure in writing, and (iii) any other disclosure may be made to the extent permitted by the second following paragraph. You will make reasonable, necessary and appropriate efforts to safeguard the Evaluation Material from disclosure to anyone other than as permitted hereby.

In addition, each party will not, and each party will direct its Representatives not to, disclose to any person either the fact that the Evaluation Material has been made available to you or that this letter agreement exists or that discussions are or were taking place between you and us concerning the Possible Transaction, or other facts with respect to such discussions, including the terms or status thereof (“Discussion Information”). The immediately following paragraph shall apply to the foregoing sentence mutatis mutandis so that such paragraph would allow the specified disclosures of the Discussion Information by us or our Representatives. The term “person” as used in this letter agreement shall be interpreted very broadly and shall include without limitation any corporation, company, partnership, individual or group.

Notwithstanding the foregoing, if you or any of your Representatives are requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material or Discussion Information, then you will notify us of such request or requirement so that we may seek an appropriate protective order and/or waive your compliance with the provisions of this letter agreement. You hereby agree to reasonably cooperate with us in any effort to obtain such a protective order or otherwise limit any disclosure. If in the absence of a protective order or the receipt of a waiver hereunder, you or any of your Representatives are nonetheless, in the reasonable opinion of your counsel, legally required to disclose Evaluation Material or Discussion Information to any tribunal, then you or such Representative, after notice to us, may disclose solely such information legally required to be disclosed to such tribunal. You shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Evaluation Material or Discussion Information so disclosed. You or such Representative shall not be liable for the disclosure of Evaluation Material or Discussion Information hereunder to a tribunal compelling such disclosure as described in this paragraph unless such disclosure to such tribunal was caused by or resulted from a previous disclosure by you or any of your Representatives not permitted by this letter agreement. In no event will you or any of your Representatives oppose any action by us to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or Discussion Information or to obtain reliable assurances that confidential treatment will be afforded to the Evaluation Material or Discussion Information.

You further agree that nothing herein, and no disclosure pursuant hereto, is intended to vest in you any intellectual property rights whatsoever.

This letter agreement shall be inoperative as to particular portions of the Evaluation Material if such information (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was available to you on a non- confidential basis prior to its disclosure to you by us or our Representatives, or (iii) becomes available to you on a non-confidential basis from a source other than us or our Representatives, provided that such source is not known by you, after reasonable inquiry, to be bound by a confidentiality agreement with us or our Representatives and is not otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation. The fact that information included in the Evaluation Material is or becomes otherwise available to you or your Representatives under clauses (i) through (iii) above shall not relieve you or your Representatives of the prohibitions of the confidentiality provisions of this letter agreement with respect to the balance of the Evaluation Material.

If either party determines that it does not wish to enter into any transaction with the other, such party shall promptly advise the other of this fact. In such case or in the event that no transaction between you and us is effected within a reasonable time after the Evaluation

Material is furnished to you, or if we so request for any reason whatsoever, then you will promptly deliver to us or destroy (at your option) all Evaluation Material, without retaining copies thereof Upon request, such return or destruction will be confirmed in writing. Notwithstanding the foregoing, you and your Representatives may retain Evaluation Material to the extent it is “backed-up” on your or your Representatives’ electronic information management and communications systems or servers and cannot be reasonably expunged. This letter agreement and all of the covenants and agreements set forth herein shall survive any such return or destruction of the Evaluation Material contemplated by this paragraph.

You further understand that we do not make any representation or warranty, either express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that, absent a written agreement otherwise providing, neither we nor any of our Representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material by you or your Representatives.

You also agree that for a period of eighteen months from the date of this letter agreement neither you nor any person acting on your behalf shall, directly or indirectly, solicit for employment or engagement as a consultant or independent contractor, hire (including as a consultant or independent contractor) or employ any of our or our subsidiaries’ directors, employees or officers; provided that (i) a general solicitation or advertisement that is directed to a widespread audience and not specifically directed to our or our subsidiaries’ employees or officers, and (ii) other than in the case of any individual identified on Exhibit A, any employment or engagement of a person responding to any solicitation or advertisement referred to in clause (i), shall not constitute a prohibited solicitation or employment, respectively, for purposes of this provision.

You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. You agree that you and any of your Representatives having access to the Evaluation Material shall comply with such laws as they relate to the Evaluation Material.

You agree that, for a period of eighteen months from the date hereof (such restrictive period described in this paragraph, the “Standstill Period”), you shall not, and you shall cause each of your Representatives not to, except as requested by us, directly or indirectly, through one or more intermediaries or otherwise (whether acting alone, as part of any Group (as defined below) or in concert with any other person), (i) acquire, agree to acquire or propose or offer to acquire, Beneficial Ownership (as defined below) of (x) any of our voting securities or the voting securities of any of our subsidiaries, or (y) any Derivative Instrument; (ii) seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, dissolution, liquidation, restructuring, recapitalization or similar transaction of or involving us or any of our subsidiaries; (iii) make, in any way participate in, or assist any person in connection with, any “solicitation” of proxies or consents (whether or not relating to the election or removal of directors) within the meaning of Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to any of our securities or the securities of any of our subsidiaries, or seek to advise or influence any person with respect to the voting of any of our securities or the securities of any of our subsidiaries, or demand a copy of the stock ledger, list of stockholders or any other books and records of us or any of our subsidiaries, or initiate, support or encourage any stockholder proposal with respect to us that is not sponsored by our Board of Directors, including the nomination of, or withholding of votes for, directors; (iv) form, join or in any way participate in a Group with respect to any of our securities or the securities of any of our subsidiaries; (v) otherwise act, alone or in concert with others, to seek or propose to control or influence, in any manner, the management, Board of Directors or policies of us or any of our subsidiaries; (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance (or arrange financing for), assist or encourage, any other persons in contravention of any of the foregoing, or make any investment in any other person that acts or proposes to act in contravention of the foregoing; or (vii) make any publicly disclosed proposal regarding any of the foregoing. You also agree during such period not to make any proposal, statement or inquiry, or publicly disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or request of us, directly or indirectly, to amend, waive or terminate any provision of this paragraph (including this sentence).

Notwithstanding anything to the contrary in this letter agreement, the Standstill Period shall automatically terminate and cease to be of any further force and effect, upon the earliest to occur of any of the following: (i) we publicly disclose our intention to seek or to cause, through the solicitation of inquiries or otherwise, the acquisition (by way of merger, tender offer or otherwise) by a party other than you or any of your Affiliates of at least 50.1% of our outstanding voting securities (or instruments convertible into, or exercisable or exchangeable for, at least 50.1% of our voting securities) or our assets or assets of our subsidiaries (or both) representing at least 50.1% of our and our subsidiaries’ asset value or earnings on a consolidated basis; (ii) a person or Group (other than you or any of your Affiliates) commences a tender offer or exchange offer for at least 50.1% of our outstanding voting securities (or instruments convertible into, or exercisable or exchangeable for, at least 50.1% of our voting securities); (iii) we publicly announce an intention to enter into a definitive acquisition agreement pursuant to which a person or Group (other than you or any of your Affiliates) would acquire (by way of merger, tender offer or otherwise) (A) at least 50.1% of our outstanding voting securities (or instruments convertible into, or exercisable or exchangeable for, at least 50.1% of our voting securities), or (B) our assets or assets of our subsidiaries (or both) representing at least 50.1% of our and our subsidiaries’ asset value or earnings on a consolidated basis; or (iv) a person or Group (other than you or any of your Affiliates) enters into an agreement with us to acquire, or acquires, directly or indirectly (x) at least 50.1% of our outstanding voting securities (or instruments convertible into, or exercisable or exchangeable for, at least 50.1% of our voting securities), or (y) our assets or assets of our subsidiaries (or both) representing at least 50.1% of our and our subsidiaries’ asset value or earnings on a consolidated basis.

You hereby agree that, without the prior written consent of our Chief Executive Officer, neither you nor any of your Representatives will initiate, cause to be initiated or maintain contact with any of our or any of our subsidiaries’ respective directors, officers, employees, customers, vendors, suppliers or business or collaboration partners for the purpose or with the intention of discussing the Evaluation Material or your consideration of the Possible Transaction.

The parties hereto understand and agree that, unless and until final, definitive documentation has been executed and delivered by the parties, no contract or agreement providing for the consummation of the Possible Transaction shall be deemed to exist between the parties and neither party will be under any legal obligation whatsoever with respect to the Possible Transaction by virtue of this or any written or oral expression with respect to the Possible Transaction by any Representative of such party, except for the matters expressly agreed to in this letter agreement.

It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

We have engaged Cadwalader, Wickersham & Taft LLP as our legal counsel in connection with the Possible Transaction. Cadwalader, Wickersham & Taft LLP may also, now or in the future, represent you or one or more of your Affiliates in connection with unrelated matters. By executing this letter agreement, you and your Representatives (i) consent to the continued representation of us by Cadwalader, Wickersham & Taft LLP in connection with the Possible Transaction and (ii) waive any actual or alleged conflict of Cadwalader, Wickersham & Taft LLP that may arise from Cadwalader, Wickersham & Taft LLP’s representation of us in connection with a Possible Transaction. Nothing contained herein shall be deemed to constitute a waiver of any privilege or consent to the disclosure of any confidential information. In addition, you hereby acknowledge that you have obtained independent legal advice with respect to this consent and waiver.

You agree, and shall cause your Representatives to agree, that the restrictions set forth in this letter agreement are reasonable protections to our immediate, proper and legitimate interests. You further agree, and shall cause your Representatives to agree, (i) that any breach of any of the restrictions set forth in this letter agreement by you or any of your Representatives would cause substantial and irreparable injury to us and that money damages would not be a sufficient remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that would be suffered by us in the event that this letter agreement is breached, and (ii) that, in addition to all other remedies available at law or equity, we shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach, without proof of actual damages.

This letter agreement shall constitute the entire agreement between you and us with regard to the subject matter hereof. No modification, amendment or waiver shall be binding without the written consent of both you and us. This letter agreement shall inure to benefit of and be binding upon the respective successors and assigns of both you and us.

If any provision or portion of this letter agreement should be determined by any court or agency of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, and such determination should become final, such provision or portion shall be deemed to be severed in such jurisdiction, but only to the extent required to render the remaining provisions and portions of this letter agreement enforceable, and this letter agreement, as thus amended, shall be enforced in such jurisdiction to give effect to the intention of the parties insofar as that is possible, and further, this letter agreement shall continue, without amendment, in full force and effect in all other jurisdictions. To the extent permissible by law, the parties waive any provision of law that renders any such provision invalid, illegal or unenforceable in any respect.

This letter agreement shall be governed and construed in accordance with the laws of the State of New York.

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Each of you and we irrevocably and unconditionally submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, Borough of Manhattan, and (ii) the United States District Court for the Southern District of New York, for purposes of any claim, action, suit or proceeding arising out of this letter agreement or any transaction contemplated hereby. Each of you and we agrees to commence any such claim, action, suit or proceeding only in the United States District Court for the Southern District of New York or, if such claim, action, suit or proceeding cannot be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, Borough of Manhattan. Each of you and we hereby waives, and agrees not to assert in any such claim, action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any claim, action, suit or proceeding commenced in such courts is brought in an inconvenient forum. Each of you and we further agrees that (x) service of any process by United States registered mail (or any substantially similar form of mail) to such party’s address set forth in the immediately following paragraph shall be effective service of process for any claim, action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this paragraph or otherwise and (y) nothing herein shall affect the right to effect service of process in any other manner permitted by law.

All notices, consents, waivers and communications hereunder given by either party hereto to the other shall be in writing, signed by the party giving such notice, and shall be deemed to have been duly given when (i) delivered by hand; (ii) sent by facsimile (with written confirmation of receipt) if sent during regular business hours on a business day (and, if not, then on the next succeeding business day), provided that a copy is mailed by registered mail, return receipt requested; (iii) received by the addressee, if sent by a nationally-recognized overnight delivery service (receipt requested); or (iv) sent by e-mail if sent during regular business hours on a business day (and if not, then on the next succeeding business day), provided that a copy is mailed by registered mail, return receipt requested (provided, however, that delivery will not be deemed effective unless the addressee provides written confirmation of receipt by facsimile or return e-mail (automatic e-mail responses do not constitute confirmation)), in each case, to the applicable addresses, facsimile numbers and/or e-mail addresses set forth below:

If to us, to:

Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, NC 27615

Attention:   William C. Bertrand, Jr.

Senior Vice President, General Counsel

Facsimile:   (919) 862-1095

E-Mail: bill.bertrand@salix.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention: Christopher T. Cox

Facsimile: (212) 504-6666

E-mail: chris.cox@cwt.com

If to you, to:

Valeant Pharmaceuticals International, Inc.

400 Somerset Corporate Blvd.

Bridgwater, NJ 08807

Attention: J. Michael Pearson

Facsimile: (949) 315-3590

E-Mail: mike.pearson@valeant.com

with a copy (which shall not constitute notice) to:

Valeant Pharmaceuticals International, Inc.

400 Somerset Corporate Blvd.

Bridgwater, NJ 08807

Attention: General Counsel

Facsimile: (949)271-3796

E-Mail: robert.chaionn@valeant.com

or to such other address or addresses, facsimile number or numbers or e-mail address or addresses as you or we may from time to time designate by notice as provided herein, except that notices of such changes shall be effective only upon receipt.

This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic transmission shall be effective as delivery of a manually signed original.

The following terms, as used in this letter agreement, have the following meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

“Beneficially Owned” or “Beneficial Ownership” with respect to any subject security means having “beneficial ownership” of such subject security, as determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of this letter agreement (but disregarding the phrase “within sixty days” in paragraph (d)(l)(i) thereof), including, without limitation, pursuant to any contract, arrangement or understanding (whether or not in writing), any relationship or otherwise. Without duplicative counting of the same securities by the same person, securities Beneficially Owned by a person shall include all securities Beneficially Owned, directly or indirectly, by such person, any of such person’s Affiliates and any other person with which or whom such person or such person’s Affiliates would constitute a Group. A “Beneficial Owner” of a security is a person who has Beneficial Ownership of such security.

“Derivative Instrument” means (i) any option, warrant, stock appreciation right, conversion, exercise or exchange right, phantom stock right, subscription right or similar right or any commitment, agreement or security of any kind, in any case, (x) convertible into or exercisable or exchangeable for or otherwise entitling the holder thereof to acquire or obligating us or any of our Affiliates to issue or cause to be issued any of our voting securities or the voting securities of any of our subsidiaries or (y) with a conversion, exercise or exchange feature or a settlement payment or mechanism at a price related to any of our voting securities or the voting securities of any of our subsidiaries or (ii) any security or other instrument or right with a value derived, in whole or in part, from the value of any of our voting securities or the voting securities of any of our subsidiaries, including, without limitation, the opportunity, directly or indirectly, to profit from or share in any profit derived from any increase or decrease in the value of any of our voting securities or the voting securities of any of our subsidiaries, in the case of clauses (i) and (ii), whether or not such security, instrument, right, commitment or agreement (A) is convertible, exercisable or exchangeable presently or upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing or (B) shall be subject to settlement in any of our voting securities or the voting securities of any of our subsidiaries or otherwise.

“Group” means two or more persons acting, formally or informally, as a partnership, limited partnership, syndicate or other group or pursuant to any agreement, arrangement or understanding, in any event, for purpose of acquiring, holding, voting or disposing of securities, including a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement whereupon this letter agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

SALIX PHARMACEUTICALS, LTD.

By:	/s/ William C Bertrand
	Name:	William C Bertrand
	Title:	SVP, General Counsel

Agreed to and Accepted:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ J. Michael Pearson
	Name:	J. Michael Pearson
	Title:	Chairman & CEO

Exhibit A

Bill Bertrand

Tim Creech

Dan Dalton

Bill Forbes

Dan Lundberg

Scott Plesha

Jen Reynolds

Rick Scruggs

John Temperato

Tom D’Alonzo

John Chappell

Bill Keane

Mark Sirgo